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[Funco, Inc. LOGO]
                                  May 16, 2000

Dear Shareholders:

     We are pleased to inform you that on May 4, 2000, Funco entered into an Agreement and Plan of Merger with Barnes & Noble, Inc. and B&N Acquisition Corporation, pursuant to which B&N Acquisition Corporation, an indirect wholly owned subsidiary of Barnes & Noble, Inc., today commenced a cash tender offer for all outstanding shares of Funco's common stock at a price of $24.75 per share. If this offer is completed, upon the terms and subject to the conditions of the Agreement and Plan of Merger, B&N Acquisition Corporation will be merged with and into Funco, and each of the shares of Funco's common stock not owned by Barnes & Noble, Inc. or any of its subsidiaries or by dissenting shareholders will be converted into the right to receive $24.75, the same price paid pursuant to the tender offer.

     Your Board of Directors has unanimously approved the Agreement and Plan of Merger and recommends that shareholders accept the offer and tender their shares pursuant to the offer.

     In arriving at its determination, your Board of Directors considered a number of factors described in the attached Schedule 14D-9, which is being filed today with the Securities and Exchange Commission. Your Board of Directors has received a written opinion, dated May 4, 2000, of Funco's financial advisor, William Blair & Company, L.L.C., to the effect that, as of such date and based upon and subject to certain matters stated in such opinion, the $24.75 per share cash consideration to be received by the holders of Funco's common stock (other than Barnes & Noble, Inc. and its affiliates) pursuant to the Agreement and Plan of Merger was fair, from a financial point of view, to such shareholders. The full text of the written opinion of William Blair & Company, L.L.C. is included as an exhibit to the attached Schedule 14D-9 and should be read carefully in its entirety.

     Accompanying this letter is the B&N Acquisition Corporation Offer to Purchase, dated May 16, 2000, together with related materials including a Letter of Transmittal to be used for tendering your shares. These documents set forth the terms and conditions of the Barnes & Noble, Inc. and B&N Acquisition Corporation offer and provide instructions as to how to tender your shares. I urge you to read the enclosed materials carefully in making your decision with respect to tendering your shares pursuant to the Barnes & Noble, Inc. and B&N Acquisition Corporation offer.

     I, personally, along with your Board of Directors, management and the employees of Funco, thank you most sincerely for your support over the years.

                                          Sincerely,

                                          /s/ David R. Pomije

                                          David R. Pomije
                                          Chairman and Chief Executive Officer

       Funco, Inc. o 10120 W. 76th Street o Eden Prairie, MN 55344 o Ph.
                      (952) 946-8883 o Fax (952) 946-7250
                           Website: www.funcoland.com